Final Term Sheet
Filed pursuant to Rule 433
Dated August 18, 2010

Relating to
Preliminary Prospectus Supplement dated August 18, 2010 to
Registration Statement No. 333-152729

THE EMPIRE DISTRICT ELECTRIC COMPANY

$50,000,000 First Mortgage Bonds, 5.20% Series due 2040

Issuer:	The Empire District Electric Company

Principal Amount:	$50,000,000

Title of Securities:	First Mortgage Bonds, 5.20% Series due 2040

Trade Date:	August 18, 2010

Original Issue Date (Settlement Date):	August 25, 2010 (T+5)1

Maturity Date:	September 1, 2040

Benchmark Treasury:	4.375% due May 15, 2040

Benchmark Treasury Yield:	3.72%

Spread to Benchmark Treasury:	+150 basis points

Yield to Maturity:	5.22%

Public Offering Price:	99.697% of the principal amount thereof

Interest Rate:	5.20% per annum

Interest Payment Dates:	Semi-annually in arrears on each March 1 and September 1, commencing on March 1, 2011

Redemption Provision:	Make-whole call at any time based on the U.S. Treasury Rate plus 25 basis points

Sole Book-Running Manager:	UBS Securities LLC

CUSIP:	291641 BE7

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC at 1-877-827-6444 ext. 561 3884.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

1      We expect to deliver the bonds against payment therefor in New York, New York on August 25, 2010, which will be the fifth scheduled business day following the date of this term sheet and of the pricing of the bonds.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade bonds on the date of this term sheet will be required to specify alternative settlement arrangements to prevent a failed settlement.